Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Richard A. Flynt, residing at 12180 Oak Hollow Way, Alpharetta, Georgia 30005 (herein referred to as “Employee”).

WHEREAS, the parties hereto desire to enter into an agreement for Employer’s employment of Employee on the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.                                       Relationship Established

Employer hereby employs Employee as Vice President and Chief Financial Officer of the Company to perform the services and duties normally and customarily associated with Employee’s position, such duties as may be specified in the Company’s bylaws, and such other duties as may from time to time be specified by the Company’s Chief Executive Officer (the “CEO”) and its Board of Directors (the “Board”).  Employee will be retained in such position during the term of his employment under this Agreement, and Employee hereby agrees to perform such services and duties in such capacity.

2.                                       Extent of Services

Employee shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the success of the Company’s business.  Employer recognizes that Employee has agreed to employment at the Company’s offices located in Norcross, Georgia.  Should the Company’s executive offices be relocated to, or if Employer otherwise shall require that Employee work at, a place greater than fifty (50) miles from Employee’s principal residence noted in Section 13(b) hereof, then Employee shall have the right to terminate his employment hereunder, and such termination shall be deemed to be a termination under Section 3(c) hereof for all purposes hereunder.

3.                                       Term of Employment

Employee’s employment hereunder shall commence on December 10, 2007 (hereinafter called the “Effective Date”) and shall continue for a period of two (2) years, unless sooner terminated by the first to occur of the following:

(a)                                  The death or complete disability of Employee. “Complete disability”, as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of twelve (12) months during the term hereof.

(b)                                 The discharge of Employee by Employer for Cause.  Employee’s discharge shall be “for Cause” if due to any of the following:

(i)                                     Employee’s dishonesty,

(ii)                                  An act of defalcation committed by Employee,

(iii)                               Employee’s continuing inability or refusal to perform reasonable duties assigned to him hereunder (unless such refusal occurs following the occurrence of a Change of Control, as defined herein), or

(iv)                              Employee’s moral turpitude.

Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for discharge for Cause.

(c)                                  The discharge of Employee by Employer without Cause (which shall be deemed to have occurred if Employee’s employment hereunder terminates under Section 7 hereof).

(d)                                 At Employee’s request and with the express prior written consent of Employer.

(e)                                  At Employee’s election upon 120 days notice (or such lesser notice as Employer may accept), without the express prior written consent of Employer.

(f)                                    At the end of the term of this Agreement, or any extension thereof, if either the Employer or Employee gives 60 days notice to the other of non-renewal of this Agreement.

If not sooner terminated under the provisions of Sections 3(a) through 3(f) above, the term of Employee’s employment hereunder shall automatically renew for an additional period of two (2) years at each annual anniversary date of this Agreement.

4.                                       Compensation; Stock Option Award

(a)                                  Subject to the provisions of Section 4(e), Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.

(b)                                 Employee may be entitled to additional bonus compensation as may be determined by the Board from time to time, any such determination to be final, binding and conclusive on Employee and all other persons.  Without limiting the preceding sentence, Employee shall be eligible to participate in the Company’s FY 2008 Bonus Plan as if he had been employed by the Company as its CFO since June 1, 2007, and Employee will be eligible to participate as an executive officer in the Company’s FY 2009 Bonus Plan and FY 2009 Long-Term Incentive Awards Plan in the form in which it is adopted, when it is adopted, assuming he remains the Company’s Chief Financial Officer at that time.

(c)                                  In the event Employee’s employment shall terminate under Section 3(c) hereof (discharge without Cause), Employee shall be paid an amount equal to the Average Annual Compensation payable to Employee under Schedule A for the remainder of the term of this Agreement in accordance with the payment schedule set forth on Schedule A, to be paid over the remainder of the term of this Agreement following termination. For purposes of this Section, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, together with his Average Bonus. “Average Bonus” shall mean the average bonus paid to Employee over the last two (2) years in which Employee was eligible to receive a bonus or such lesser number of years in which Employee was eligible to receive a bonus.  If the termination occurs before Employee becomes eligible to receive a bonus, then “Average Bonus” shall be deemed to be a pro rata portion of the average bonus paid to the Company’s CEO over the last two (2) years in which he was eligible to receive a bonus, such proration to be based on the differences in their respective base compensation.

(d)                                 As long as Employee is employed hereunder, Employer will provide Employee an automobile allowance as specified on Schedule A attached hereto.

(e)                                  In the event Employee’s employment shall terminate under Section 3(a), 3(b), 3(d), 3(e) or 3(f) hereof, all of Employer’s obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation accrued through the date of termination.

(f)                                    As of the Effective Date, Employee shall be issued options to acquire 15,000 shares of the Company’s common stock, $0.10 per value per share, pursuant to the Company’s 2005 Long-Term Incentive Plan.

(g)                                 Schedule A attached hereto may be amended from time to time upon the parties’ revision and re-execution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto.

5.                                       Expenses

Employee shall be entitled to receive reimbursement for, or payment directly by Employer of, all reasonable expenses incurred by Employee at the request of the Employer in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended.

6.                                       Insurance and Other Fringe Benefits

Employer will (a) provide Employee with health insurance, dental insurance, long-term disability insurance, paid vacations and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to its other executive officers of the Company, and (b) reimburse Employee up to $2,500 per year for the cost of life insurance on his life upon presentation of an appropriate written request therefor.  Without limiting the preceding sentence, Employee will be entitled 27 days paid vacation (adjusted for additional years of service after the Effective Date), to be taken in accordance with Employer’s standard vacation policy, except that vacation days will begin to accrue on the Effective Date without regard to the 90-day waiting period stated in that policy.

7.                                       Termination of Employment Upon Sale or Change of Control; Severance

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, either Employer or Employee may terminate Employee’s employment hereunder if any of the following events occur (each such event being referred to as a “Change of Control”):

(i)                                     Sale of Employer’s Assets.  The sale of all or substantially all of the Company’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

(ii)                                  Sale of Employer’s Shares.  The sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of the Company’s outstanding shares of capital stock.

(iii)                               Merger or Consolidation.  The merger or consolidation of the Company in a transaction or series of transactions in which the Company’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(iv)                              Other Changes in Control.  The occurrence of any change in control of the Company within the meaning of federal securities law.

(b)                                 If, within sixty (60) days after a Change of Control, Employee voluntarily terminates his employment with the Employer, or if within two (2) years after a Change of Control Employer terminates Employee’s employment (whether for Cause or without Cause), then Employer shall pay Employee (instead of the amount specified in Section 4(c) but together with the amount specified in Section 7(d)) an amount equal to two (2) times Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination. In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c)                                  Upon a Change of Control, (i) the restrictions on any and all outstanding incentive awards granted to Employee (including, without limitation, restricted stock and granted performance shares or units) under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and (ii) any and all stock options and stock appreciation rights issued to Employee shall become immediately exercisable and shall become 100% vested.

(d)                                 If, within sixty (60) days after a Change of Control, either Employee voluntarily terminates his employment with Employer or Employer terminates Employee’s employment other than for Cause, then Employer shall pay to Employee an outplacement assistance benefit for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment.  Such amount shall be paid in cash in the amount specified on Schedule A attached hereto.

(e)                                  For purposes of this Section, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, together with his Average Bonus.  “Average Bonus” shall mean the average of the bonuses paid to Employee over the last two years (or such lesser number of years in which Employee was eligible to receive a bonus) in which Employee was eligible to receive a bonus.  If the termination occurs before Employee becomes eligible to receive a bonus, then “Average Bonus” shall be deemed to be a pro rata portion of the average bonus paid to the Company’s CEO over the last two (2) years in which he was eligible to receive a bonus, such proration to be based on the differences in their respective base compensation.

(f)                                    In the event that Employee becomes entitled to severance benefits or any other benefits or payments in connection with this Agreement, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Total Benefits”) and (ii) any of the Total Benefits will be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code (“Excise Tax’), which tax may be imposed if the payments made to Employee are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then Employer shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this Section, will be equal to the Total Benefits so that Employee shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him. For purposes of this Section, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the Date of Termination, net of the reduction in federal income taxes that could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to Employee applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Employee).

8.                                       Reimbursement of Legal Fees

Employer shall promptly reimburse Employee for any and all legal fees and expenses incurred by him as a result of a termination of employment described in Section 7(b), including, without limitation, all fees and expenses incurred to enforce the provisions of this Agreement.

9.                                       Prohibited Practices

During the term of Employee’s employment hereunder, and for a period of two (2) years after such employment is terminated for any reason, in consideration of the compensation being paid to Employee hereunder, Employee shall:

(a)                                  not solicit business from anyone who is or becomes an active or prospective customer of Employer or its affiliates and with whom Employee had dealt with or had material contact during his term of employment under this Agreement, if the purpose of the solicitation is to induce such active or prospective customer to purchase products from another company that are substantially similar to the Company’s products; and

(b)                                 not solicit for employment or hire any employee of Employer or its affiliates that Employee had contact with during his term of employment under this Agreement.

10.                                 Non-Disclosure

(a)                                  Protection of Trade Secrets.  Employee acknowledges that during the course of his employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his employment.  Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Trade Secrets of third parties provided to the Company under an obligation of secrecy. As provided by Georgia statutes, “Trade Secret” shall mean any information (including, without limitation, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)                                 Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Information of the Company during his employment and for a period of twelve (12) months following termination of Employee’s employment.  “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists. Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c)                                  Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during Employee’s employment with the Company shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his salary, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d)                                 Return of Materials.  Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to the Company, its business, or its customers. Upon the request of the Company, employee shall certify in writing compliance with the foregoing requirement.

11.                                 Severability

It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time or to apply to business activities which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and as shall be valid and enforceable under such applicable law.

If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                                 Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

13.                                 Notices

Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on the third business day after mailing:

(a)           If to Employer:      3130 Gateway Drive

Norcross, GA 30071

(b)           If to Employee:     12180 Oak Hollow Way

Alpharetta, Georgia 30005

or in each case to such other address as the party may time to time designate in writing to the other party.

14.                                 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

15.                                 Enforcement.

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 9 or 10 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company.  Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required from the Company, and Employee shall pay all attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

16.                                 Entire Agreement; Modification and Amendment

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein, and any such prior agreement shall, from and after the date hereof, be null and void. This Agreement and the attached Schedules shall not be modified or amended except by an instrument in writing signed by the parties hereto.

17.                                 Parties Benefited

This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, and successors.

The parties hereto have executed and delivered this Agreement as of the Effective Date.

IMMUCOR, INC.		EMPLOYEE

By:	/s/Gioacchino De Chirico	/s/Richard A. Flynt
	Gioacchino De Chirico, CEO	Richard A. Flynt

Date:	November 20 , 2007	Date:	November 20 , 2007

SCHEDULE A

EMPLOYMENT AGREEMENT DATED AS OF DECEMBER 10, 2007 BY AND BETWEEN

IMMUCOR, INC. AND RICHARD A. FLYNT

Base compensation:            $280,000.00 a year payable in 26 installments every two weeks.

Outplacement Assistance Benefit: $30,000.00.

Automobile Allowance: $9,600.00 a year payable in 12 monthly installments.

IMMUCOR, INC.		EMPLOYEE

By:	/s/Gioacchino De Chirico	/s/Richard A. Flynt
	Gioacchino De Chirico, CEO	Richard A. Flynt

Date:	November 20 , 2007	Date:	November 20 , 2007

A-1